Exhibit 99.1

—Press Release—

First Eagle Investments Announces Closing of Majority Investment by Genstar Capital

Firm enters a new phase in its evolution while preserving its independence and investment-led culture

New York, August 18, 2025—First Eagle Investments (“First Eagle”), an independent, privately owned investment management firm, today announced the closing of a majority investment in the company by private equity funds managed by Genstar Capital (“Genstar”), a leading private equity firm focused on targeted segments of the financial services, software, healthcare and industrials sectors. First announced in March, the deal bolsters First Eagle’s ongoing strategy of investing in its core business while also thoughtfully expanding the range of high-quality, differentiated investment solutions available to clients globally.

With approximately $161 billion in assets under management as of June 30, 2025, First Eagle manages equity, fixed income, alternative credit and multi-asset strategies grounded in a benchmark-agnostic, downside-aware approach.

“This is an exciting moment for First Eagle,” said Mehdi Mahmud, President and Chief Executive Officer. “Genstar’s partnership will accelerate the pace at which we expand our investment capabilities and client reach, both organically and through acquisitions, without compromising our independence and autonomy. Our commitment to client outcomes remains undivided, and we expect this new dynamic will enhance the value we are able to deliver to them.”

“We’ve long admired First Eagle’s thoughtful approach to building enduring client relationships,” said Tony Salewski, Managing Partner of Genstar Capital. “As majority investor, we’re excited to support Mehdi and the team as they build on that foundation—scaling the firm’s strengths, pursuing thoughtful growth, and continuing to meet the evolving needs of investors with clarity and conviction.”

The closing also marks the successful exit of previous majority owners Blackstone and Corsair, which first invested in First Eagle in 2015. Over nearly a decade of partnership, First Eagle broadly diversified its product suite—most notably through the acquisition of alternative credit capabilities—and expanded its distribution footprint across institutional and wealth channels.

First Eagle’s leadership will continue to oversee the firm’s day-to-day operations and set its strategic direction, with the philosophy and culture of its investment teams unchanged. First Eagle’s leadership team has retained a meaningful ownership stake in the firm, underscoring its ongoing commitment to the company’s success as it enters its next phase of growth alongside Genstar.

About First Eagle Investments

First Eagle Investments is an independent, privately owned investment management firm headquartered in New York with approximately $161 billion in assets under management as of June 30, 2025. Dedicated to providing prudent stewardship of client assets, the firm focuses on active, fundamental and benchmark-agnostic investing, with a strong emphasis on downside mitigation. With a heritage dating back to 1864, First Eagle strives to help clients avoid permanent impairment of capital and earn attractive returns through widely varied economic cycles. The firm’s investment capabilities include equity, fixed income, alternative credit and multi-asset strategies. For more information, please visit www.firsteagle.com

About Genstar Capital

Genstar Capital (www.gencap.com) is a leading private equity firm that has been actively investing in high-quality companies for over 30 years. Based in San Francisco, Genstar works in partnership with its management teams and its network of strategic advisors to transform its portfolio companies into industry-leading businesses. Genstar currently has approximately $50 billion of assets under management and targets investments focused on targeted segments of the financial services, software, healthcare, and industrials industries. With the investment from Genstar, First Eagle joins a portfolio of leading platforms within the investment management ecosystem, including ACA Group, Apex Group, Ascensus, Cerity Partners, Cetera Financial Group, Docupace, Mercer Advisors, Numerix, Orion and others.

About Blackstone

Blackstone is the world’s largest alternative asset manager. Blackstone seeks to deliver compelling returns for institutional and individual investors by strengthening the companies in which the firm invests. Blackstone’s $1.2 trillion in assets under management include global investment strategies focused on real estate, private equity, credit, infrastructure, life sciences, growth equity, secondaries and hedge funds. Further information is available at www.blackstone.com. Follow @blackstone on LinkedIn, X (Twitter), and Instagram.

About Corsair

Corsair is a specialist investment firm offering opportunities for investors and solutions for companies across its private markets Buyouts and Infrastructure businesses. The firm’s buyouts business is a financial services investor focused on making control investments in three verticals: Payments, Software, and Business Services. The infrastructure business operates as a strategic partnership with Investcorp as of December 2023. Investcorp Corsair focuses primarily on value-add opportunities in transportation, logistics, and associated infrastructure subsectors, blending operating platforms and deep sectoral expertise with equity sponsorship. Corsair has invested $13.6 billion in capital across buyouts and infrastructure since inception. For more information, please visit https://www.corsair-capital.com/ and follow us on LinkedIn.

Media Contacts

First Eagle Investments

Pholida Barclay

212-698-3208

pholida.barclay@firsteagle.com

Genstar Capital

FGS Global

GenstarCapital@fgsglobal.com

Blackstone

Matt Anderson

518-248-7310

Matthew.Anderson@blackstone.com

Corsair

Prosek Partners

Trevor Gibbons/Ryan Smith

pro-corsair@prosek.com